Exhibit (a)(14)

Contacts:

Thomas A. Caneris

Senior Vice President and General Counsel

(502) 627-7530

David Reno/Meghan Stafford

Sard Verbinnen & Co

(212) 687-8080

PHARMERICA AND OMNICARE

TO EXCHANGE INFORMATION TO FACILITATE

ASSESSMENT OF ANTITRUST RISK

LOUISVILLE, Kentucky (October 26, 2011) – PharMerica Corporation (NYSE:PMC), a national provider of institutional pharmacy and hospital pharmacy management services, today announced that it has entered into a Confidentiality Agreement with Omnicare (NYSE: OCR) that provides, among other things, for the parties to exchange, on a confidential and privileged basis, market information to facilitate their assessment of the antitrust risk associated with a potential combination of the two companies.

Under the terms of the agreement, the companies will exchange certain presentations that have been provided to the FTC surrounding a potential transaction and certain other data. While the PharMerica Board continues to believe that Omnicare’s $15.00 per share offer undervalues the Company, the Company is engaging in this analytical process to enhance its understanding of the antitrust risk related to Omnicare’s proposed combination.

This agreement in no way obligates PharMerica to enter a transaction with Omnicare and there can be no assurance that this review will lead to a definitive merger agreement or any transaction between the two companies.

Deutsche Bank Securities Inc. is acting as financial advisor and Holland & Knight LLP and Covington & Burling LLP are acting as legal advisors to PharMerica.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 44 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

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PMC and Omnicare to Exchange Information

to Facilitate Assessment of Antitrust Risk

October 26, 2011

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer, PharMerica filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC by PharMerica through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by PharMerica may be obtained free of charge by contacting PharMerica’s information agent, Georgeson Inc., at (866) 647-8872.

Forward Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, statements regarding the review of the antitrust risk surrounding a potential transaction between PharMerica and Omnicare, the value of the Omnicare offer and regulatory uncertainty. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors and risks include, but are not limited to, the outcome of, or developments concerning, the Offer; other potential commercial or business combination proposals that have or may be received in the future; the outcome of any litigation related to the Offer or any other offer or proposal and the Board’s recommendation to the stockholders concerning the Offer or any other offer or proposal; PharMerica’s access to capital, credit ratings, indebtedness, and ability to raise additional financings and operate under the terms of PharMerica’s debt obligations; the effects of adverse economic trends or intense competition in the markets in which PharMerica operates; the effects of retaining existing customers and service contracts and PharMerica’s ability to attract new customers for growth of PharMerica’s business; PharMerica’s ability to successfully pursue PharMerica’s development and acquisition activities and successfully integrate new operations and systems, including the realization of anticipated revenues, economies of scale, cost savings, and productivity gains associated with such operations; PharMerica’s ability to control costs, particularly labor and employee benefit costs, rising pharmaceutical costs, and regulatory compliance costs; the effects of healthcare reform and government regulations, including, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare and institutional pharmacy services industries; changes in the reimbursement rates or methods of payment from Medicare and Medicaid and other third party payers to both PharMerica and its customers; PharMerica’s ability to anticipate a shift in demand for generic drug equivalents and the impact on the financial results including the negative impact on brand drug rebates; and other factors, risks and uncertainties referenced in PharMerica’s filings with the SEC, including the “Risk Factors” set forth in PharMerica’s Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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